Exhibit 10.1
February 4, 2014

Hello Jeff

Please accept this email as my resignation from the Crexendo, Inc.  Board of Directors.
Due to other current responsibilities I do not believe that I can contribute the time necessary to properly fulfill my board responsibilities.

Thank you,
Robert Kamm